Exhibit 99.1

News Release For Immediate Release

Brandon H. LaVerne, Chief Financial Officer of $2.2 Billion Technology

Solutions Provider, PCM, Inc., Joins Catasys as Chief Financial Officer

Santa Monica, CA – March 17, 2020 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and telehealth enabled, virtualized outpatient healthcare treatment company, today announced the appointment of Mr. Brandon H. LaVerne as Chief Financial Officer.

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “Catasys is rapidly scaling from being the leading healthcare engagement company at the intersection of behaviorial health and chronic disease into an advanced technology company with a portfolio of OnTrakTM solutions on the Catasys PRETM (Predict-Recommend-Engage) platform. Our accelerated growth trajectory continues to attract world-class executive leadership talent with proven experience in scaling advanced technology businesses with over hundreds of millions in revenues. We are delighted to welcome Brandon to our leadership team as Chief Financial Officer. During his tenure at PCM, Inc., a $2.2 billion technology solutions provider with over 4,000 employees worldwide (former Nasdaq listing: PCMI), Brandon played key roles in 14 acquisitions, two subsidiary IPOs, two spin-off transactions and the sale of the company to Insight Enterprises (Nasdaq: NSIT). During his 12 year tenure as CFO, PCM revenues more than doubled from $1 billion in 2007 to $2.2 billion in 2019, he increased their syndicated credit facility from $100 million to $345 million, and the company’s market capitalization increased by over 250% from the end of 2007. PCM, Inc. was acquired for $581 million.

“As we work to integrate additional multi-condition applications on the Catasys PRE platform, and advance the functionality of Catasys proprietary technologies that will positively impact the lives of an increasingly broader member population, we believe that Brandon’s proven expertise in scaling businesses through organic growth and acquisition-driven expansion will strengthen our ability to execute on our innovation initiatives. His deep experience in creating new value through operational efficiencies and digital transformation will help us accelerate our evolution into an advanced technology company.”

Mr. LaVerne stated, “I am thrilled to be joining Catasys and contributing my expertise in scaling fast growth businesses, and leveraging the right resources to architect, implement, manage and execute strategic growth initatives.”

Mr. LaVerne joins Catasys, bringing 27 years of financial experience across various operational roles including Chief Financial Officer, Chief Accounting Officer, Treasurer, Vice President and Controller and Assistant Secretary. As CFO of PCM, Inc., Mr. LaVerne developed disciplined operating models for scaling the breadth of services provided to PCM clients which included technology solutions for commercial, state, local and federal governments.

Catasys, Inc. March 17, 2020	Page 2

Prior to PCM, Inc., Mr. LaVerne was an Accounting Supervisor at Computer Sciences Corporation where he oversaw general ledger, fixed assets, and cash management. Previously, he was a Senior Auditor at Deloitte and Touche LLP where he worked with many of the firm’s top clients in high tech industries.

He holds a bachelor of science degree in Accounting from the University of Southern California.

Mr. Peizer continued, “Christopher Shirley, who has served as Chief Financial Officer of Catasys for the past 3 years, has played a key role in scaling the company and he has built an exceptionally strong financial team, which will enable a smooth transition of leadership to Brandon. Christopher is going to become the CFO of an exciting private healthcare company. We thank him for his leadership and his strong contribution to the growth of Catasys.”

About Catasys, Inc.

Catasys, Inc. is a leading AI and telehealth enabled, virtualized outpatient healthcare treatment company, whose mission is to help improve the health and save the lives of as many people as possible. Its Catasys PRETM (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Catasys delivers improved member health and validated outcomes and savings to healthcare payers.

Catasys’ integrated, technology-enabled OnTrak solution, a critical component of the Catasys PRE platform, is designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of leading national and regional health plans in 28 states and in Washington, D.C.

Learn more at www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

For Investors:

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:     ariel@catasys.com